                                                                    EXHIBIT 2.2

                           COMPROMISE AGREEMENT


         This Agreement is entered into this 20th day of March, 2000, by and between Wayne Gemas ("Gemas"), and College Bound Student Alliance, Inc. f/k/a SportsStar Marketing, Inc., a Colorado corporation ("CBSA").

                                 RECITALS:

         WHEREAS, CBSA is obligated to Gemas pursuant to a Stock Purchase Agreement, dated March 29, 1999 ("SPA"), as amended by a certain Addendum, dated December 9, 1999 (collectively all of which shall hereinafter be referred to as the "Obligations"); and

         WHEREAS, certain disputes have risen between the parties as to the Obligations; and

         WHEREAS, to permit each of the parties to avoid disruption, uncertainty and the cost and expenses incurred in the resolution of their various disputes, the parties do hereby agree to resolve by compromise these disputes relative to the Obligations without waiver by either party of their rights accruing under the Obligations except pursuant to Paragraph 7 below.

                                 AGREEMENT:

         1. CBSA acknowledges receipt of the "bridge financing" referenced in the SPA at Paragraph 1(b)(i) and will pay to Gemas within 24-hours of execution of this Agreement the sum of One Hundred Fifty Thousand Dollars ($150,000.00).

         2. Upon receipt of the One Hundred Fifty Thousand Dollars $150,000.00 referred to above from CBSA, the parties hereby acknowledge that receipt of that amount constitutes that portion of the purchase price under the SPA allocable to paragraphs 1(b)(i)(A) and (B).

         3.a.   The balance of the consideration for the purchase price under the SPA consisting of Four Hundred Fifty Thousand Dollars ($450,000.00) is due to Gemas on March 15, 2001.

         3.b. Payment of the unpaid balance of the One Hundred Seventy-Six Thousand Dollar ($176,000.00) in notes granted to Gemas in consideration of his noncompete pursuant to Section 4 of the SPA commenced December 15, 1999, said notes being payable monthly for 35 months thereafter in accordance with their terms.

         4. Gemas shall take no action until March 15, 2001, to seek to collect any of the Obligations provided CBSA pays fully and timely the following amounts to him:

                a. One Thousand Five Hundred Dollars ($1,500.00) commencing April 1, 2000, as and for payments due Gemas under the Consulting Agreement required by Paragraph 5(c) of the SPA.

                b. The two (2) note payments under the SPA which aggregate in the amount of Nine Thousand Three Hundred Thirty-Five Dollars and 47/100 ($9,335.47) per month in accordance with the terms of those respective notes.

                c. A one time payment of Ten Thousand Dollars ($10,000.00) to Wayne Gemas made payable, on his behalf, to Godfrey, Braun & Frazier. The allocation of this payment shall be as determined pursuant to Paragraph 6 of this Agreement.

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          d.  Twenty Thousand Dollars ($20,000.00) on July 1, 2000, Twenty
     Thousand Dollars ($20,000.00) on October 1, 2000, Twenty Thousand Dollars ($20,000.00) on January 1, 2001, and Twenty Thousand Dollars ($20,000.00) on March 1, 2001, the allocation of which payments shall be as determined below.

     5. CBSA acknowledges that it is obligated to reimburse Gemas for the following payments independent of its Obligations under the SPA:

          a. Sixty Thousand Dollars ($60,000.00) for a line of credit acquired by CBSA and assumed by Gemas at the closing of the SPA;

          b. Fifteen Thousand Dollars ($15,000.00), plus interest at the rate of 10% per annum commencing April 19, 1999, as and for a contribution by Gemas to CBSA's working capital; and

          c. In connection with the foregoing obligations, all monies paid to Gemas pursuant to Paragraphs 4(c) and (d) of this Agreement shall be allocated and applied first to the foregoing undisputed obligations and thereafter as set forth below in Paragraph 6.

     6.  Gemas acknowledges that CBSA disputes the following obligations:

          a. Interest accrued and owing on the Sixty Thousand Dollar ($60,000.00) obligation referred to in Paragraph 5(a) above; and

          b. Attorney's fees expended by Gemas between March 29, 1999, and the date of this Agreement for securing CBSA's various obligations under the SPA, and Paragraph 5 of this Agreement; and

          c. Certain expenses of Gemas incurred by him on behalf of CBSA, and listed as payables on the financial statements of CBSA prior to May 1, 1999, and expenses of Wayne Gemas incurred at the request of and for the benefit of CBSA from the date of closing of the SPA to the date of this Agreement.

          d. With respect to these disputed obligations Gemas shall not seek to prosecute his alleged rights thereunder or otherwise seek enforcement of such remedies provided that the parties apply their respective best good faith efforts to resolve these disputes by mutual agreement by March 15, 2001. If and only if the parties fail to achieve mutual agreement in writing as to these disputed obligations by March 15, 2001, Gemas shall thereafter be permitted to prosecute his claims for all of the disputed obligations without regard to this Agreement. Subject to the foregoing, this Agreement shall not be evidence of any waiver of or laches as to any of the disputed obligations by either party.

      7. RESERVATION OF RIGHTS OF GEMAS AND CBSA. This Agreement shall not prejudice any rights or remedies of Gemas or of CBSA, and shall not be deemed a waiver of any remedy which Gemas or CBSA may have against the other under the laws of the State of Colorado except as provided in this Agreement.

     8. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their legal representatives, successors and assigns.

     9. NOTICES. All notices, requests, demands, consents and other communications which are required or may be given under this Agreement (collectively, the "notices") shall be in writing and be given either

          a.  by personal delivery against a receipted copy,

          b. upon receipt or refusal by certified U.S. Mail, return receipt requested, postage prepaid, or

          c. by facsimile against a confirmed receipt, to the following address:

               I.  If to Gemas, to:       Wayne Gemas
                                          P.O. Box 156
                                          Unit 4
                                          464 South Lake Street
                                          Elkhart Lake, WI 53020
                                          Facsimile: 920-876-2061

                    with a copy to:       Richard D. Riebel, Esq.
                                          Godfrey, Braun & Frazier
                                          16th Floor
                                          735 North Water Street
                                          Milwaukee, WI 53202-4188
                                          Facsimile: 414-278-0421

              II.   If to CBSA, to:       College Bound Student Alliance
                                          Attn: Jerome Lapin
                                          5375 DTC Parkway, Suite 110
                                          Englewood, CO 80111
                                          Facsimile: 303-304-0315

                    with a copy to:       Paul A. Lester, Esq.
                                          Fieldstone Lester Shear & Danberg
                                          First Union Financial Center
                                          Suite 2100
                                          200 South Biscayne Boulevard
                                          Miami, FL 33131
                                          Facsimile: 305-982-1550
          or such other address of which at least five (5) days prior written notice in accordance with this paragraph shall have been provided by such party. Notices may only be given in an manner hereinabove described in this Paragraph 9 and shall be deemed received when given in such manner.

     10. NON-WAIVER. No delay or failure by a party to assert any rights under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right unless otherwise expressly provided herein.

     11. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     12. GOVERNING LAW. This addendum shall be construed in accordance with and governed by the laws of the State of Colorado before the appropriate decider of fact and law in the City of Milwaukee, Wisconsin.

     13. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one in the same instrument.

     14. SEVERABILITY. If any portion of this agreement is held to be invalid or unenforceable for any reason, it is agreed that this invalidity or unenforceability shall not affect the other portions of this agreement, and that the remaining covenants, terms, and conditions or portions thereof shall remain in full force and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.

      In Witness Whereof, the parties have signed and executed this Agreement as of this 20th day of March, 2000.


                                       COLLEGE BOUND STUDENT ALLIANCE, INC.

                                       By:        /s/ Janice A. Jones
                                           ------------------------------------
                                           Name
                                                  Janice A. Jones
                                           ------------------------------------
                                           Printed Name
                                                  Corporate Secretary
                                           ------------------------------------
                                           Title


                                               /s/ Wayne Gemas
                                           ------------------------------------
                                                   Wayne Gemas

                       ADDENDUM TO STOCK PURCHASE AGREEMENT


      This Addendum to the Stock Purchase Agreement dated March 29, 1999 (the "Addendum") by and between College Bound Student Alliance, Inc., a/k/a SportsStar Marketing, Inc., a Colorado corporation (the "CBSA") and Wayne O. Gemas (the "Gemas"), is made on December 9, 1999.


                                   RECITALS

      WHEREAS, CBSA is indebted to Gemas pursuant to a promissory note for the amount of $176,000.00 and a promissory note for the amount of $208,887.30, both dated as of April 15, 1999 (collectively referred to as the "Notes") for the amounts of the Notes plus interests accrued thereon (the "Indebtedness"), said Notes were made as consideration for the purchase of College Bound Student-Athletes, Inc. ("CBSA") by CBSA from Gemas pursuant to that certain Stock Purchase Agreement dated as of March 29, 1999, by and between CBSA and Gemas; and

      WHEREAS, the parties desire to change the due date for the initial payments of the principal balances and accrued interests on the Notes to December 15, 1999 without impairing any of the Gemas's rights and remedies; and

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

      1. DELAY OF COLLECTION AND ACCELERATION. Gemas agrees to (i) delay collection of the Indebtedness pursuant to the promissory note for the amount of $176,000.00 and the promissory note for the amount of $208,887.30 delay until December 15, 1999 and (ii) refrain from acceleration of the payment for the entire amount of the Indebtedness for as long as this Addendum is in effect notwithstanding any right of acceleration that may be exercised by Gemas under the terms of the Notes due to the agreements contained herein.

      2. CREDIT BACK FROM GEMAS. Gemas acknowledges that as of the date of this Agreement, CBSA had advanced several payments to him in the total amount of $8,511.00 under the direction of Kevin Gemas. Gemas agrees to credit the $8,511.00 toward CBSA's first two payments due under the Note at the rate of $4,255.00 in December 1999 and $4,255.00 in January 2000.

      3. GEMAS'S OBLIGATIONS ON CREDIT CARDS. Gemas acknowledges that CBSA had taken all necessary steps to assume liability for the corporate credit cards of CBSA, and the credit card issuers for the corporate credit cards recognize that CBSA has primary liability for the obligations on the corporate credit cards. Gemas will use his best efforts to negotiate for CBSA to obtain the lowest possible minimum monthly payments on CBSA's corporate credit cards.

         4. TRANSFER OF PLEDGED SHARES AS COLLATERAL. Upon receipt by CBSA of the Bank Documents (defined below) from Kevin Gemas as provided in Section 6 below, CBSA shall direct Hall and Evans, L.L.C (the "Escrow Agent") to transfer 352,000 shares of common stock of College Bound Student Alliance, Inc. pledged by CBSA to Gemas (the "Pledged Shares") pursuant to the Stock Pledge Agreement dated as of April 15, 1999 by and between CBSA and Gemas as security for the obligations of the CBSA under this Addendum. CBSA shall direct the Escrow Agent to issue a stock certificate to Gemas for the Pledged Shares in the name of Gemas and transfer possession of the stock certificate to Gemas. Gemas shall not take any action to sell any of the Pledged Shares held by Gemas as collateral under this Addendum prior to December 15, 1999. Furthermore, CBSA's obligations to pledge and turn over the stock certificate for the Pledged Shares shall cease if Kevin Gemas fails to transfer the Bank Documents as required in Section 6 below.

         5. GOING-FORWARD PAYMENT TO GEMAS. CBSA agrees to pay Gemas, going forward, fifteen percent (15%) of all monies received by CBSA from any debt-based capital (other than capital received from revolving lines of credit) or equity-based capital from any source to CBSA, provided, however, that the aggregate payment to Gemas shall not exceed the purchase money obligations of CBSA set forth in the Stock Purchase Agreement.

         6. TRANSFER OF BANK DOCUMENTS. Gemas will direct Kevin Gemas to, pursuant to the Resolutions of the Board of Directors of CBSA attached as Exhibit A hereto, turn over to CBSA immediately following the execution of this Addendum, CBSA's bank stocks, signature cards for the checks, and all other documents necessary for CBSA to obtain access to CBSA's corporate bank account and all information in connection with the bank account (the "Bank Documents") that are currently under the control and possession of Kevin
Gemas in the Wisconsin office of CBSA by transferring such Bank Documents to the Denver officer of CBSA. If Kevin Gemas fails to turn over the Bank Documents as provided under this Paragraph 6, this entire Addendum shall become null and void, and CBSA shall be relieved of its obligations to transfer the stock certificates of College Bound Student Alliance, Inc. to Gemas as provided in Paragraph 4 above.

         7. UNPAID WAGES AND EMPLOYMENT WITHHOLDING TAXES. CBSA shall hold Gemas and Kevin Gemas harmless from any liability for claims or actions arising from unpaid wages or unpaid employment withholding taxes incurred subsequent to the transfer of the Bank Documents to the Denver office of CBSA, provided, however, that CBSA's assumption of liability under this Paragraph 5 shall be limited to the liability that CBSA would incur based on the financial account data and information provided by Kevin Gemas under Paragraph 4 of this Addendum.

         8. PAYMENT BY CBSA PRIOR TO DECEMBER 15, 1999. CBSA shall begin payments on the Indebtedness on or prior to December 15, 1999. Thereafter, until CBSA fulfills its monthly payment obligations for five (5) consecutive months, the terms of this Addendum shall remain in effect and Gemas will continue to roll forward from month to month his agreement to delay acceleration of full payment of the Indebtedness plus all interests accrued under the Notes. If


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


CBSA makes timely payment if its monthly obligations on the Indebtedness on or before December 15, 1999 and for each of the for five (5) consecutive months thereafter, CBSA's obligations under this Addendum shall become null, and the terms and provisions of the Notes with regards to default and ours shall apply for the purposes of determining the rights and obligations of CBSA and Gemas in the event of future default by CBSA.

         9. RESERVATION OF RIGHTS OF GEMAS. This Addendum shall not prejudice any of the rights or remedies of Gemas, and shall not be deemed a waiver of any remedy which Gemas may have against CBSA or under the laws of the State of Colorado, except as herein specifically provided.

         10. BINDING EFFECT. This Addendum shall be binding upon the parties hereto, their legal representatives, successors, and assigns.

         11. ENTIRE AGREEMENT. Except as herein specifically provided, this Addendum constituted the entire agreement between the parties and supersedes all agreements previously made between the parties relating to its subject matter.

         12. NOTICES. All notices, requests, demands, consents, and other communications which are required or may be given under this Addendum (collectively, the "Notices") shall be in writing and shall be given either
(a) by personal delivery against a receipted copy, (b) by certified U.S. mail, return receipt requested, postage prepaid, or by (c) facsimile against a confirmed receipt, to the following address:

              (i)     If to Gemas, to:

                                 Wayne O. Gemas
                                 P.O. Box 156
                                 Elkhart Lake, Wisconsin 53020-0156

                      with a copy to:

                                 Richard D. Riebel, Esquire
                                 Godfrey, Braun & Frazier
                                 700 North Water Street
                                 700 First Financial Centre
                                 Milwaukee, Wisconsin 53202-4278
                                 Facsimile 414-278-0421

              (ii)    If to CBSA, to:

                                 College Bound Student Alliance, Inc.
                                 Attn: Jerome Lapin
                                 5275 DTC Parkway
                                 Suite 110
                                 Englewood, CO 80111

                        Facsimile 303-804-0315

                   with a copy to:

                        Samuel David Cheris, Esquire
                        Hall & Evans, L.L.C.
                        1200 17th Street, Suite 1700
                        Denver, Colorado 80202
                        Facsimile 303-628-3421

or to such other address of which written notice in accordance with this paragraph shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Paragraph 10 and shall be deemed received when given in such a manner.

         13. NON-WAIVER. No delay or failure by a party to exercise any right under this Addendum, and no partial or single exercise of that right, shall constitute a waiver of that or any other right unless otherwise expressly provided herein.

         14. HEADINGS. Headings in this Addendum are for convenience only and shall not be used to interpret or construe its provisions.

         15. GOVERNING LAW. This Addendum shall be construed in accordance with and governed by the laws of the State of Colorado.

         16. COUNTERPARTS. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have signed and executed this Addendum as of this 9TH day of December, 1999.


                                       College Bound Student Alliance, Inc.

                                       By:  /s/ Janice Jones
                                          -----------------------------------
                                       Name:  Janice Jones
                                            ---------------------------------
                                       Title:  Corporate Secretary
                                             --------------------------------


                                       /s/ Wayne O. Gemas
                                       --------------------------------------
                                       Wayne O. Gemas




                                       4